Exhibit 10.4

VISALIA COMMUNITY BANK

Amended and Restated

Director Retirement Agreement

VISALIA COMMUNITY BANK

AMENDED AND RESTATED

DIRECTOR RETIREMENT AGREEMENT

THIS AMENDED & RESTATED DIRECTOR RETIREMENT AGREEMENT (the “Agreement”) is adopted this            day of                                         , 2006, by and between VISALIA COMMUNITY BANK, a California corporation located in Visalia, California (the “Bank”) and                               (the “Director”) and is effective as of the 1st day of January,         .

This agreement amends and restates the prior VISALIA COMMUNITY DIRECTOR RETIREMENT AGREEMENT between the Bank and the Director dated                                                              and effective                            (the “Prior Agreement”).

The parties intend this Amended and Restated Agreement to be a material modification of the Prior Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Bank.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                               “Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.  The Accrual Balance shall be reported annually by the Bank to the Director.

1.2                               “Board” means the Board of Directors of the Bank as from time to time constituted.

1.3                               “Change in Control” means the transfer of shares of the Bank’s  voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Bank’s outstanding voting common stock followed within twelve (12) months by the Executive’s Separation from Service for reasons other than (i) death, (ii) Disability, (iii) retirement, or (iv) Termination for Cause.

1.4                               “Code” means the Internal Revenue Code of 1986, as amended.

1.5                               “Disability” means Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering directors of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering directors of the Bank.  Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.6                               “Discount Rate” means the rate used by the Plan Administrator for determining  the Accrual Balance.  The Discount Rate is six and one-half percent (6.5%) as of the date of this  restatement.  However, the  Plan  Administrator, in  its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.7                               “Early Termination” means Separation from Service after attaining age fifty-five (55) but prior to  attaining Normal Retirement  Age except  when such  Separation  from  Service occurs:   (i) within twenty-four (24) months following a Change in Control; or (ii) due to death, Disability or Termination for Cause.

1.8                               “Effective Date” means                                             .

1.9                               “Normal Retirement Age” means the Director attaining age sixty-five (65).

1.10                        “Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.11                        “Plan Administrator” means the plan administrator described in Article 5.

1.12                        “Plan Year” means each twelve-month period commencing on January 1st and ending on December 31st of each year.

1.13                        “Separation from Service” means the termination of the Director’s service with the Bank for reasons other than death.  Whether a Separation from Service takes place is determined in accordance with  the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination.

1.14                        “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.15                        “Termination for Cause” means Separation from Service for:

(a)                                 Gross negligence or gross neglect of duties to the Bank; or

(b)                                 Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or

(c)                                  Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank.

1.16                        “Year of Service” means the twelve consecutive month period beginning on the date the Director’s service on the Board commences and any twelve (12) month anniversary thereof, during the entirety of which time the Director is a director of the Bank.  Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service.

Article 2

Distributions During Lifetime

2.1                               Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1                     Amount of Benefit. The annual benefit under this Section 2.1 is an amount equal to the product of (a) One Thousand Dollars ($1,000) multiplied by (b) the number of Years of Service, up to a maximum of twenty-four (24) Years of Service.  For all purposes of this Section 2.1, the Director shall be given full credit for each Year of Service on the Board before the Effective Date of this Agreement. Commencing on the first anniversary of the first benefit payment and continuing on each subsequent anniversary, this benefit shall increase by three percent (3%) from the previous anniversary date.

2.1.2                     Distribution of  Benefit.  The Bank shall distribute  the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service.  The annual benefit shall be distributed to the Director until the Director’s death.

2.2                               Early Termination Benefit.  Upon Early Termination, the Bank shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1                     Amount of Benefit.  The benefit under this Section 2.2 is the one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service.

2.2.2                           Distribution of Benefit.  The Bank shall distribute the benefit to the Director in a lump sum within thirty (30) days following Separation from Service.

2.3                               Disability Benefit.  If the Director experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1                     Amount of Benefit.  The benefit under this Section 2.3 is one hundred percent (100%) of the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service.

2.3.2                     Distribution of Benefit.  The Bank shall distribute the benefit to the Director in a lump sum within thirty (30) days following Separation from Service.

2.4                               Change in Control Benefit.  Upon a Change in Control, followed within twenty-four (24) months by a Separation from Service, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                     Amount of Benefit.  The benefit under this Section 2.4 is one hundred percent (100%) of the Accrual Balance as of the Plan Year preceding Separation from Service.

2.4.2                     Distribution of Benefit.  The Bank shall distribute the benefit to the Director in a lump sum within thirty (30) days following Separation from Service.

2.5                               Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

2.6                               Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon  the inclusion of any portion of the Accrual Balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Director’s vested Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7                               Change in Form or Timing of Distributions.  For  distribution  of  benefits  under  this Article 2, the Director and the Bank may, subject to the terms of Section 7.1, amend the Agreement  to  delay the timing or change the form of distributions.  Any such amendment:

(a)                                 may not  accelerate  the  time  or  schedule  of  any distribution,  except  as provided in Section 409A of the Code and the regulations thereunder;

(b)                                 must, for benefits distributable  under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions  for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)                                  must take effect not less than twelve (12) months after the amendment is made.

Article 3

Distribution at Death

3.1                               Death During Active Service.  If the Director dies while in the active service of the Bank, no benefit shall be payable under this Agreement.

3.2                               Death During Distribution of a Benefit.  Upon the Director’s death after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall cease payment of the remaining benefits.

3.3                              Death After Separation from Service But Before Benefit Distributions Commence.  Upon the Director’s death after Separation from Service but before any benefit distributions have commenced, no benefit shall be payable under this Agreement.

Article 4

General Limitations

4.1                               Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit  under this Agreement if the Director’s service with the Bank is terminated due to a Termination for Cause.

4.2                               Suicide or Misstatement.  No benefits shall be distributed if the Director commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

4.3                               Removal.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8€ of the Federal Deposit Insurance Act.

Article 5

Administration of Agreement

5.1                               Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

5.2                               Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

5.3                               Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

5.4                               Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

5.5                               Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

5.6                               Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 6
Claims And Review Procedures

6.1                               Claims Procedure.  A Director (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1                     Initiation - Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

6.1.2                     Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3                     Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification hall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and

(d)                                 An explanation of the Agreement’s review procedures and the time limits applicable  to such procedures.

6.2                               Review Procedure.  If the Plan Administrator denies part or all of the  claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1                     Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2                     Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

6.2.3                     Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4                     Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5                     Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action.

Article 7

Amendments and Termination

7.1                               Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2                               Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Director.  The benefit shall be the Accrual Balance as of the date the Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

7.3                               Plan Terminations Under Section 409A.  Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a)                                 Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section  409A(2)(A)(v)  of the Code, provided that all distributions are made no later than twelve (12) months following such  termination of the Agreement and further provided that all the Bank’s arrangements which are substantially  similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)                                 Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)                                  Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 8

Miscellaneous

8.1                               Binding Effect.  This Agreement shall bind the Director and the Bank, and their transferees.

8.2                               No Guarantee of Service.  This Agreement is not a contract for service.  It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director.  It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

8.3                               Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4                               Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

8.5                               Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.6                               Unfunded Arrangement.  The Director is a general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director has no preferred or secured claim.

8.7                               Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

8.8                               Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.9                               Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

8.10                        Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

8.11                        Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

8.12                        Validity.  In case any provision of this Agreement shall be illegal or invalid for  any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

8.13                        Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Visalia Community Bank

120 North Floral Street

Visalia, CA  93291

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

8.14                        Compliance with Section 409A.  This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

8.15                        Rescissions.  Any modification to the terms of this Agreement that would inadvertently result in (i) treatment as a material modification under Section 409A of the Code; or (ii) an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

DIRECTOR:	BANK:

VISALIA COMMUNITY BANK

By:

Title: